[GRAPHIC OMITTED]
                                          FORTIS
                                          Solid partners, flexible solutions(TM)



                                          April 2, 2001



Mr. Ronald L. Grooms
INVESCO Variable Investment Funds, Inc.
7800 East Union Avenue
Denver, CO 80217



     Re:  Assignment of Participation Agreement
          between Fortis Benefits Insurance             Fortis Financial Group
          Company ("FBIC"), Fortis Investors,
          Inc., Invesco Variable Investment             P.O. Box 64284
          Funds, Inc. and Invesco Funds Croup,          St. Paul, MN 55164-0284
          Inc. Dated April 30, 1997 and Letter          Telephone
          Agreement dated May 12, 1997 regarding        (800) 800-2000
          financial arrangements (the "Agreements") to Hartford Life and Annuity Insurance
          Company ("Hartford")

Dear Mr. Grooms:

     Fortis, Inc. ("Fortis") recently announced its agreement to sell and transfer certain assets used in or related to the operation of its Fortis Financial Croup business to Hartford. Pursuant to that transaction, Fortis and Hartford desire to effect an assignment of the Agreements referenced above from FBIC to Hartford. Please note that as a part of the sale of Fortis Financial Group, an affiliate of Hartford will be acquiring both Fortis Advisers, Inc. and Fortis Investors, Inc.

     Pursuant  to  this  assignment,   Hartford  would  assume  the  rights  and
obligations of FBIC under the Agreement  effective as of the date of the closing of the above-referred transaction (the "Closing Date"). On the Closing Date, Hartford will execute documents that will effect its assumption of FBIC's rights and obligations under the Agreements. All rights and obligations that have accrued under the Agreements prior to the Closing Date shall remain with FBIC.

     We are hereby requesting your acknowledgement and consent to this assignment of the rights and obligations of FBIC under the Agreements, effective as of the Closing Date. Such consent would be evidenced by your signature below. An extra copy of this letter, along with a self-addressed envelope, is enclosed. Please return this letter to FBIC by April 6, 2001, and FAX a copy to the attention of Jennifer Vitti at 860-843-8665.





  Fund management offered through Fortis Advisers, Inc. since 1949. Securities offered through Fortis Investor, Inc. member NASD, SIPC. Insurance products offered through Fortis Benefits Insurance Company and Fortis lnsurance Company.

April 2, 2001
Page Two




     Thank you for your consideration in assisting us in facilitating this transaction.

Sincerely,

Fortis Benefits Insurance Company         Hartford Life and Annuity Insurance
                                          Company

/s/ Jon Nicholson                         /s/ Lois Grady

Jon Nicholson                             Lois Grady
Senior Vice President                     Senior Vice President
Custom Solutions Group                    Investment Product Services/IT







The above-referred assignments are acknowledged and consented to by:

INVESCO Variable Investment Funds, Inc.

By:     /s/ Ronald L. Grooms
        --------------------
Title:  Treasurer

Date:   4-6-01


INVESCO Funds  Group, Inc.

By:     /s/ Ronald L. Grooms
        --------------------
Title:  Treasurer

Date:   4-6-01